SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

NAME:	Merrill Lynch Principal Preservation Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):	P.O. Box 9011, Princeton, NJ 08543-9011

TELEPHONE NUMBER (INCLUDING AREA CODE):	(609) 282-2800

NAME AND ADDRESS OF AGENT OF SERVICE PROCESS:	Terry K. Glenn P.O. Box 9011 Princeton, NJ 08543-9011

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

|X| Yes | | No

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 15th day of July, 2002.

MERRILL LYNCH PRINCIPAL PRESERVATION TRUST

By:	/s/ ALLAN J. OSTER Allan J. Oster, Trustee

Attest:	/s/ IRA P. SHAPIRO

By:	Ira P. Shapiro
Title:	President

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